Exhibit 10.1

Greentech Mining Inc.
1840 Gateway Dr. Suite 200
Foster City CA. 94404

March 21, 2013

Greentech Mining International, Inc.
1840 Gateway Dr. Suite 200
Foster City, CA 94404
Attention: Timothy Neher, Director

Ref: Operating, Exploration and Option to Purchase Agreement

Mr. Neher

Greentech Mining, Inc. has agreed to revise the payment terms of the Operating, Exploration and Option to Purchase Agreement entered into on September 17, 2012. Pursuant to our discussions the initial consideration of three million dollars ($3,000,000) with the first payment of one million dollars ($1,000,000) being made on or before November 1, 2012 is extended to May1, 2013 and the remaining balance paid in ten (10) consecutive payments of $200,000 beginning on December 1, 2012 is extended to June 1, 2013.

Best regards

s/s Matthew Neher
Matthew Neher
Chief Executive Officer